                              VISIBLE GENETICS INC.
                           CONSOLIDATED BALANCE SHEETS

                             (UNITED STATES DOLLARS)

                                                                     JUNE 30         DECEMBER 31
                                                                       2002             2001
                                                                    (UNAUDITED)
                                                                   -------------    -------------
ASSETS
CURRENT ASSETS
       Cash and cash equivalents                                   $   1,188,857    $  15,502,095
       Short-term investments                                         30,042,688       37,692,756
       Trade receivables, net of allowance for doubtful accounts       4,901,639        3,136,754
       Other receivables                                                 313,301          437,888
       Prepaid and deposits                                              872,544          392,454
       Inventory                                                       3,487,812        2,756,950
                                                                   -------------    -------------

TOTAL CURRENT ASSETS                                                  40,806,841       59,918,897
                                                                   -------------    -------------

FIXED ASSETS                                                          17,257,643       18,656,995
PATENTS AND LICENSES                                                  17,891,816       14,336,439
OTHER LONG TERM ASSETS                                                   451,999          456,744
                                                                   -------------    -------------

                                                                   $  76,408,299    $  93,369,075
                                                                   =============    =============

LIABILITIES
CURRENT LIABILITIES
       Accounts payable                                            $   2,999,397    $   3,851,701
       Accrued liabilities                                             9,412,030        5,081,814
                                                                   -------------    -------------

TOTAL CURRENT LIABILITIES                                             12,411,427        8,933,515
                                                                   -------------    -------------

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES                   28,666,945       26,886,004
                                                                   -------------    -------------

SHAREHOLDERS' EQUITY
Share capital                                                        195,408,651      195,408,884
Cumulative translation adjustment                                       (817,366)      (1,018,839)
Deficit                                                             (159,261,358)    (136,840,489)
                                                                   -------------    -------------

                                                                      35,329,927       57,549,556
                                                                   -------------    -------------

                                                                   $  76,408,299    $  93,369,075
                                                                   =============    =============

                              VISIBLE GENETICS INC.
                      Consolidated Statements of Operations
                             (UNITED STATES DOLLARS)
                                   (Unaudited)

                                                THREE MONTHS ENDED JUNE 30      SIX MONTHS ENDED JUNE 30
                                                   2002            2001            2002            2001
                                               ------------    ------------    ------------    ------------
SALES
      Products                                 $  4,654,944    $  3,819,814    $  8,880,946    $  7,352,501
      Services                                        2,256         108,680         108,068         149,820
                                               ------------    ------------    ------------    ------------
                                                  4,657,200       3,928,494       8,989,014       7,502,321
                                               ------------    ------------    ------------    ------------
COST OF SALES
      Products                                    3,705,757       2,620,080       6,865,511       4,904,767
      Services                                        2,193         108,384         104,979         136,827
                                               ------------    ------------    ------------    ------------
                                                  3,707,950       2,728,464       6,970,490       5,041,594
                                               ------------    ------------    ------------    ------------

GROSS MARGIN                                        949,250       1,200,030       2,018,524       2,460,727
                                               ------------    ------------    ------------    ------------

EXPENSES
  Sales, general and administrative               8,986,996       8,630,281      17,316,345      16,387,841
  Research and development                        3,026,002       2,645,764       5,840,917       5,365,824
  Exit and termination costs                             --              --              --         540,000
                                               ------------    ------------    ------------    ------------
                                                 12,012,998      11,276,045      23,157,262      22,293,665
                                               ------------    ------------    ------------    ------------

LOSS FROM OPERATIONS BEFORE INTEREST            (11,063,748)    (10,076,015)    (21,138,738)    (19,832,938)

Interest income                                     146,646         709,744         337,671       1,887,939
Interest and financing expense                         (696)         (1,544)         (3,233)         (2,499)
                                               ------------    ------------    ------------    ------------

NET LOSS FOR THE PERIOD                         (10,917,798)     (9,367,815)    (20,804,300)    (17,947,498)

Accretion of preferred dividends and
discount attributable to preferred shares          (891,330)       (829,016)     (1,780,941)     (1,661,962)

                                               ------------    ------------    ------------    ------------
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS   $(11,809,128)   $(10,196,831)   $(22,585,241)   $(19,609,460)
                                               ------------    ------------    ------------    ------------

Weighted average number of common
      shares outstanding                         19,203,291      16,407,406      19,202,320      16,343,924
                                               ------------    ------------    ------------    ------------

BASIC AND DILUTED LOSS PER SHARE               $      (0.62)   $      (0.62)   $      (1.18)   $      (1.20)
                                               ------------    ------------    ------------    ------------

                              VISIBLE GENETICS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (UNITED STATES DOLLARS)
                                   (UNAUDITED)

                                                         THREE MONTHS ENDED JUNE 30       SIX MONTHS ENDED JUNE 30
                                                            2002            2001            2002            2001
                                                        ------------    ------------    ------------    ------------
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
      Net loss for the period                           $(10,917,798)   $ (9,367,815)   $(20,804,300)   $(17,947,498)
      Add: Items not involving cash -
          Depreciation                                     1,602,676         856,307       3,197,746       2,086,776
          Amortization                                       754,029         757,906       1,506,695       1,514,287
          Foreign exchange                                       (72)        113,256           3,124          35,498
      Increase ( decrease ) from changes in -
          Trade receivables                                 (563,757)       (403,487)     (1,549,970)       (803,052)
          Other receivables                                  145,880         158,697         157,898        (390,817)
          Prepaid and deposits                              (254,405)         86,563        (463,564)       (179,172)
          Inventory                                            1,912        (157,304)       (731,111)       (278,019)
          Other long term assets                                 420          (1,800)          4,745             465
          Accounts payable                                  (823,250)      1,239,488        (966,566)      1,250,004
          Accured liabilities                              5,005,504      (1,193,054)      4,098,092          24,865
                                                        ------------    ------------    ------------    ------------

                                                          (5,048,861)     (7,911,243)    (15,547,211)    (14,686,663)
                                                        ------------    ------------    ------------    ------------

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
          Purchase of fixed assets                          (661,600)     (3,087,822)     (1,760,992)    (10,105,541)
          Licenses and patents acquired                   (5,037,108)     (5,078,495)     (5,062,072)     (5,111,001)
          Purchase of short-term investments             (14,686,948)    (46,972,828)    (38,189,852)    (57,868,464)
          Redemption of short-term investments            25,609,349      65,078,633      45,839,920      72,287,769
                                                        ------------    ------------    ------------    ------------

                                                           5,223,693       9,939,488         827,004        (797,237)
                                                        ------------    ------------    ------------    ------------

CASH PROVIDED BY FINANCING ACTIVITIES
          Common shares issued, net of expenses              156,239         381,325         365,612         725,841
                                                        ------------    ------------    ------------    ------------

                                                             156,239         381,325         365,612         725,841
                                                        ------------    ------------    ------------    ------------

EFFECT OF EXCHANGE RATE FLUCTUATIONS ON CASH BALANCES        108,276         (56,868)         41,357        (199,463)
                                                        ------------    ------------    ------------    ------------

INCREASE/(DECREASE) IN CASH DURING THE PERIOD                439,347       2,352,702     (14,313,238)    (14,957,522)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD               749,510       1,166,079      15,502,095      18,476,303
                                                        ------------    ------------    ------------    ------------

CASH, END OF PERIOD                                     $  1,188,857    $  3,518,781    $  1,188,857    $  3,518,781
                                                        ============    ============    ============    ============

SUPPLEMENTAL INFORMATION
      Interest paid                                     $        696    $      1,544    $      3,233    $      2,499
      Income taxes paid                                 $         --    $         --    $         --    $         --

                              VISIBLE GENETICS INC.
                       CONSOLIDATED STATEMENTS OF DEFICIT
                             (UNITED STATES DOLLARS)
                                   (UNAUDITED)

                                                  SIX MONTHS ENDED JUNE 30
                                                   2002               2001
                                               -------------      -------------
Deficit, beginning of year                     $(136,840,489)     $ (92,038,849)
Net loss for the period                          (20,804,300)       (17,947,498)
Accretion of preferred dividends and
  discount attributable to preferred
  shares transferred to deficit                   (1,616,569)        (1,784,666)
                                               -------------      -------------
Deficit, end of the period                     $(159,261,358)     $(111,771,013)
                                               -------------      -------------

                              VISIBLE GENETICS INC.
                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                             (UNITED STATES DOLLARS)
                                   (UNAUDITED)

                                                    SIX MONTHS ENDED JUNE 30
                                                      2002             2001
                                                  ------------     ------------
Net loss for the period                           $(20,804,300)    $(17,947,498)
Other comprehensive income:
  Foreign currency translation adjustments             201,473           38,959
                                                  ------------     ------------
Comprehensive loss for the period                 $(20,602,827)    $(17,908,539)
                                                  ------------     ------------

                              VISIBLE GENETICS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2002

Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in United States dollars, in accordance with accounting principles generally accepted in the United States. The principal accounting policies of the Company have been applied on a consistent basis. See the Company's 2001 Annual Report for a description of the Company's significant accounting policies. These interim financial statements do not include all of the information and note disclosure required by generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of results for the reported periods have been included.

Note 2 - PENDING SALE OF THE COMPANY

On July 23, 2002, the Company and Bayer Corporation, Diagnostics Division ("Bayer") jointly announced that they had signed a definitive agreement for Bayer to acquire the Company in a cash deal valued at $61.4 million. Under the terms of the definitive agreement Bayer will purchase the Company's outstanding common shares at a price of $1.50 per share and the Series A preferred shares at a price of $1,000 per share plus accrued dividends.

The transaction, which is structured as a plan of arrangement under Canadian law, is subject to approval by VGI shareholders at a meeting to be scheduled during October 2002, obtaining necessary regulatory and court approvals, and meeting customary closing conditions.

Note 3 - BASIS OF PRESENTATION

The Company incurred a net loss of $20,804,300 for the six months ended June 30, 2002 and has an accumulated deficit of $159,261,358 at June 30, 2002. In the event the pending sale of the Company discussed in Note 2 above is not consummated, the ability of the Company to continue as a going concern is dependent upon its ability to reduce losses and to obtain additional capital. In the absence of a sale of the Company, these factors raise doubt about the Company's ability to continue as a going concern. As a stand-alone organization the Company will continue to rely on outside funding in order to satisfy its projected cash needs for at least the next twelve months. There can be no assurance that the Company will be able to successfully raise additional funds. If the Company cannot raise additional funding, it will be required to scale back its research and development programs and selling, marketing and general and administrative activities and may not be able to continue in business. These consolidated financial statements do not include any adjustments to the specific amounts and classifications of assets and liabilities, which might be necessary should the Company be unable to continue in business.

Note 4 - RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets". This statement features new accounting rules for goodwill and intangible assets. The Company adopted SFAS No. 142 on January 1, 2002, and such adoption did not have any impact on the carrying values of assets and liabilities recorded in the consolidated balance sheets.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement supercedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The Company reviews long-lived assets, including fixed assets and patents and licenses, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. Under SFAS No. 144, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Impairment, if any, is measured using fair market value of the asset. The Company adopted SFAS No. 144 on January 1, 2002, and such adoption did not have any impact on the carrying values of assets and liabilities recorded in the consolidated balance sheets.

Note 5 -INVENTORY

                                                  June 30            December 31
                                                    2002                 2001
                                                 ----------           ----------
Raw materials                                    $1,248,686           $  939,622
Work in process                                     607,734              258,935
Finished goods                                    1,631,392            1,558,393
                                                 ----------           ----------
                                                 $3,487,812           $2,756,950
                                                 ==========           ==========

Note 6 - EXIT COSTS

During the first quarter of 2001 the Company approved a plan to close its Pittsburgh facility and move all of its kit manufacturing to production lines in the Company's facility in Atlanta. The Pittsburgh facility was closed in the second quarter of 2002.

As a result of the decision to centralize kit manufacturing in Atlanta certain employees were terminated and the Pittsburgh facility was vacated. Accordingly, the Company recorded a charge of $540,000 in the statement of operations in the first quarter of 2001. This amount represents severance payments made to terminated employees, the remaining future lease commitments, the unamortized balance of leasehold improvements and other costs related to closure of the facility. As of June 30, 2002, all of these costs had been paid.

Note 7 - SEGMENT INFORMATION

The Company's reportable segments are Sequencing Systems, GeneKits and Other Consumables, and Testing, Sequencing and Other Services. Total assets shown below are as of June 30, while all other numbers are for the six-month period ended June 30, of the respective year.

JUNE 30, 2002

                             Sequencing      GeneKits         Testing,      Reconciling       Total
                              Systems        and Other     Sequencing and    Items(A)
                                            Consumables    Other Services
                            ------------    ------------    ------------    ----------     ------------
Revenues                    $    964,513    $  7,916,433    $    108,068    $         --   $  8,989,014
Depreciation & Amtz            1,030,524       3,570,661         103,256              --      4,704,441
(Loss) from operations
    before interest           (2,293,542)    (18,792,678)        (52,518)             --    (21,138,738)
Additions to fixed assets         64,188       1,696,804              --              --      1,760,992
Total assets                   2,814,302      42,205,371         157,081      31,231,545     76,408,299

JUNE 30, 2001

                             Sequencing      GeneKits         Testing,      Reconciling       Total
                              Systems        and Other     Sequencing and    Items(A)
                                            Consumables    Other Services
                            ------------    ------------    ------------    ----------     ------------
Revenues                    $  1,508,823    $  5,843,678    $    149,820    $         --   $  7,502,321
Depreciation & Amtz              834,075       2,358,946         408,042              --      3,601,063
(Loss) from operations
    before interest           (4,136,029)    (15,622,147)        (74,762)             --    (19,832,938)
Additions to fixed assets        185,550       9,786,307         133,684              --     10,105,541
Total assets                   3,589,618      37,489,071       1,667,990      51,022,163     93,768,842

(A) Reconciling items consist of cash, cash equivalents and short-term investments.

Note 8 - CONTINGENCIES

In September 2001, a lawsuit was filed in the United States District Court for the Northern District of California against the Company by The Board of Trustees of the Leland Stanford Junior University claiming that the Company's TRUGENE HIV-1 Genotyping Kit infringes patents owned by the university. The Company has received an attorney opinion that it does not infringe any claim of the patents-in-suit. No amount has been provided in these consolidated financial statements in respect of these allegations, as the amount of loss, if any, cannot be determined and the results of such allegations cannot be predicted with certainty.

On February 27, 2002, the Company received notice of a lawsuit that has been filed in Milan, Italy against Visible Genetics Inc. and two of the Company's wholly owned subsidiaries by Nuclear Laser Medicine Srl. ("NLM"). The lawsuit seeks unspecified damages and specific performance relating to an alleged distribution agreement in Italy pertaining to the Company's Hepatitis C and HIV products. In July 2002, the Company and NLM reached a tentative agreement to settle the lawsuit where by NLM would return certain equipment to the Company, the Company would make a payment to NLM of approximately $125,000 and the Company would also forgive certain receivables due from NLM. A charge to settle the lawsuit has been reflected in the statement of operations for the three months ended June 30, 2002.